N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	424-333-6122

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Second Quarter Revenues of $32.6 Billion Grew 7% Year-Over-Year

•	Optum Revenues of $11.7 Billion Grew 28% and Operating Earnings Grew 23% Year-Over-Year

•	UnitedHealthcare Grew to Serve 270,000 More People in Second Quarter 2014

•	Second Quarter Net Earnings were $1.42 Per Share, with Cash Flows from Operations of $1.0 Billion

MINNETONKA, Minn. (July 17, 2014) - UnitedHealth Group (NYSE: UNH) today reported second quarter results that included year-over-year growth in revenues, revenue backlog, earnings from operations, and net earnings per share.

“Our focus on executing on fundamental details, delivering innovative and responsive services that consumers value and building deeper relationships is creating stronger momentum and improving our outlook,” said Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group.

UnitedHealth Group expects 2014 revenues in the area of $130 billion, up from the previous estimate of $128 billion to $129 billion. Management tightened its forecast for net earnings to a range of $5.50 to $5.60 per share, from $5.40 to $5.60 per share, driven by strong second quarter results and improving business trends.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2014	2013	2014
Revenues	$32.6 billion	$30.4 billion	$31.7 billion
Earnings From Operations	$2.6 billion	$2.4 billion	$2.1 billion
Net Margin	4.3%	4.7%	3.5%

•
UnitedHealth Group’s consolidated second quarter 2014 revenues of $32.6 billion grew $2.2 billion or 7 percent year-over-year. Revenue growth was led by growth in people served in public and senior markets at UnitedHealthcare and strong pharmacy services growth at Optum.

•
Second quarter revenues included net capital gains of $107 million, compared to $49 million in second quarter 2013, driven by the sale of a venture portfolio investment. Consistent with past practice, UnitedHealth Group donated the majority of the gain ($80 million) to the United Health Foundation, keeping the Foundation strongly funded for the future.

•
Second quarter earnings from operations were $2.6 billion and net earnings were $1.4 billion or $1.42 per share, compared to $1.40 per share in second quarter 2013. The effects of the Affordable Care Act (ACA) reduced the second quarter 2014 after tax margin of 4.3 percent by about 90 basis points.

•
Second quarter 2014 cash flows from operations of $1.0 billion decreased from $1.5 billion in the second quarter of 2013 due to the timing of cash receipts. The Company continues to project full year 2014 cash flows from operations in the range of $7.8 billion to $8.2 billion.

•
The consolidated medical care ratio increased 10 basis points year-over-year to 81.6 percent in the second quarter of 2014. Medical reserves developed favorably by $130 million, including $40 million related to 2013 medical costs, compared to $310 million in the second quarter of 2013, which included $120 million related to the previous year’s costs.

•
The second quarter 2014 operating cost ratio of 16.0 percent increased 10 basis points year-over-year. The impact of ACA reinsurance fees and nondeductible health insurance taxes, the $80 million charitable donation to the United Health Foundation and specific investments in Optum growth platforms were offset by productivity and scale advances enterprisewide.

•	The second quarter 2014 income tax rate of 41.3 percent increased nearly 6 percentage points year-over-year due to provisions in the ACA.

UnitedHealth Group - Continued

•
Second quarter 2014 days sales outstanding of 15 days increased 4 days year-over-year, due to the impact of accelerated growth in product revenues, the timing of federal government receipts and strong growth in Medicaid, which carries longer payment terms. Days claims payable decreased by one day year-over-year to 48 days at June 30, 2014.

•
The Company’s balance sheet remained strong, with cash available for corporate use exceeding $1 billion and the debt to total capital ratio at 33.7 percent at June 30, 2014, a decrease of 90 basis points year-over-year.

•
During the quarter, UnitedHealth Group increased the annual dividend payment rate 34 percent to $1.50 per share and renewed the share repurchase program for 100 million shares or roughly 10 percent of the Company’s outstanding shares. Through June 30, 2014, dividend distributions to shareholders grew 29 percent year-over-year to $642 million. Year-to-date more than 25 million shares have been repurchased for just under $2 billion, at an average price of less than $77 per share.

UnitedHealthcare provides health care benefits for a full spectrum of customers and markets. UnitedHealthcare serves individuals and employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and serves the nation’s active and retired military and their families through the TRICARE program.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2014	2013	2014
Revenues	$30.1 billion	$28.3 billion	$29.3 billion
Earnings From Operations	$1.8 billion	$1.8 billion	$1.4 billion
Operating Margin	6.1%	6.4%	4.8%

•
UnitedHealthcare’s second quarter 2014 revenues of $30.1 billion grew $1.8 billion or 6 percent year-over-year, primarily due to strong growth in people served in the public and senior sector, price increases reflecting underlying medical cost trends and ACA reform impacts, and favorable revenue development related to federal and state-based benefit programs. The number of people served across all medical benefit markets increased by 270,000 in the second quarter. Year-over-year, strong growth in people served in public and senior markets and through international expansion was offset by a decrease in domestic commercial benefits.

•
Earnings from operations for UnitedHealthcare for second quarter 2014 of $1.8 billion grew $15 million year-over-year. The operating margin of 6.1 percent decreased 30 basis points year-over-year due to ACA effects.

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual second quarter 2014 revenues of $10.7 billion decreased $405 million year-over-year, due to the decrease in people served with risk-based products. The Company served 520,000 fewer people through risk-based products year-over-year, including 230,000 fewer in second quarter 2014. Employer-sponsored fee-based business decreased by 20,000 people in the quarter.

•
UnitedHealthcare’s second quarter 2014 commercial medical care ratio of 80.2 percent decreased 50 basis points year-over-year, reflecting the impact of ACA fees for fully insured customers on revenues, partially offset by lower levels of reserve development. Medical cost trends remained moderate and consistent with expectations.

UnitedHealthcare Medicare & Retirement

•	Second quarter 2014 UnitedHealthcare Medicare & Retirement revenues of $11.8 billion grew $732 million or 7 percent year-over-year.

•	In Medicare Advantage, UnitedHealthcare grew year-over-year to serve 65,000 more seniors.

•	Medicare Supplement products continue to grow, and serve 300,000 more people year-over-year, including growth of 40,000 people in the second quarter.

•	UnitedHealthcare’s stand-alone Medicare Part D drug plans delivered strong year-over-year growth of 350,000 people, including 5,000 people in the second quarter.
UnitedHealthcare Community & State

•
Second quarter 2014 UnitedHealthcare Community & State revenues of $5.8 billion grew 29 percent year-over-year, due to strong growth in people served through state sponsored benefit programs and an increasing mix of people enrolling in higher acuity services, such as state long-term care programs.

•	UnitedHealthcare grew its Medicaid services by 19 percent or 730,000 more people in the past year, including 380,000 people in the second quarter and 635,000 year-to-date.
UnitedHealthcare International

•	UnitedHealthcare International second quarter 2014 revenues of $1.8 billion grew 10 percent or $157 million year-over-year.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2014	2013	2014
Revenues	$11.7 billion	$9.1 billion	$11.2 billion
Earnings From Operations	$728 million	$592 million	$650 million
Operating Margin	6.2%	6.5%	5.8%

•
Optum revenues for the second quarter of 2014 grew 28 percent or $2.6 billion year-over-year to $11.7 billion, and Optum’s second quarter 2014 earnings from operations grew 23 percent or $136 million year-over-year to $728 million.

•	OptumHealth revenues of $2.6 billion grew 7 percent year-over-year, due principally to expansion and growth in integrated care delivery services and in health care distribution services.

•
OptumInsight revenues grew to $1.2 billion in the second quarter of 2014, advancing 5 percent year-over-year. Revenue backlog grew to $7.5 billion at June 30, 2014, with external business up approximately 20 percent year-over-year, driven by strength in Optum360 revenue management and growth in payer services, partially offset by a reduction in compliance services. The growing backlog is a key indicator of Optum’s overall success in growing services to customers and provides a measure of visibility on future revenue growth.

•	OptumRx revenues grew 42 percent year-over-year as second quarter script volumes increased 30 percent year-over-year to more than 140 million adjusted scripts.

•
Optum’s second quarter operating margin was 6.2 percent and reflected the increased mix of pharmacy service revenues in Optum’s overall business, as expected. Second quarter 2014 results continued to include meaningful investments to develop future growth opportunities, particularly at OptumHealth and OptumInsight.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through July 31, 2014, following the live call. The conference call replay can also be accessed by dialing 1-800-723-0394. This earnings release and the Form 8-K dated July 17, 2014 may also be accessed from the Investors page of the Company’s website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this press release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.
Some factors that could cause results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and potential effects of a prolonged U.S. government shutdown or debt ceiling constraints; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; failure to protect against cyber-attacks or other privacy or data security incidents; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.
This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our periodic and current filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this press release or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Three and Six Months Ended June 30, 2014

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Premiums	$28,840	$27,220	$56,955	$54,494
Services	2,447	2,244	4,851	4,356
Products	1,037	749	2,035	1,500
Investment and other income	250	195	441	398
Total revenues	32,574	30,408	64,282	60,748
Operating Costs
Medical costs	23,523	22,173	46,731	44,742
Operating costs	5,206	4,825	10,400	9,439
Cost of products sold	929	669	1,821	1,351
Depreciation and amortization	364	340	724	676
Total operating costs	30,022	28,007	59,676	56,208
Earnings from Operations	2,552	2,401	4,606	4,540
Interest expense	(155)	(176)	(315)	(354)
Earnings Before Income Taxes	2,397	2,225	4,291	4,186
Provision for income taxes	(989)	(789)	(1,784)	(1,510)
Net Earnings	1,408	1,436	2,507	2,676
Earnings attributable to noncontrolling interests	—	—	—	(48)
Net earnings attributable to UnitedHealth Group common shareholders	$1,408	$1,436	$2,507	$2,628
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.42	$1.40	$2.52	$2.56
Diluted weighted-average common shares outstanding	991	1,026	994	1,027

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Cash and short-term investments	$8,289	$9,213
Accounts receivable, net	5,383	3,052
Other current assets	9,179	8,115
Total current assets	22,851	20,380
Long-term investments	19,274	19,605
Other long-term assets	43,341	41,897
Total assets	$85,466	$81,882
Liabilities and Shareholders' Equity
Medical costs payable	$12,305	$11,575
Commercial paper and current maturities of long-term debt	2,117	1,969
Other current liabilities	16,354	14,337
Total current liabilities	30,776	27,881
Long-term debt, less current maturities	14,630	14,891
Future policy benefits	2,479	2,465
Deferred income taxes and other liabilities	3,343	3,321
Redeemable noncontrolling interests	1,303	1,175
Shareholders' equity	32,935	32,149
Total liabilities and shareholders' equity	$85,466	$81,882

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2014	2013
Operating Activities
Net earnings	$2,507	$2,676
Noncash items:
Depreciation and amortization	724	676
Deferred income taxes and other	(164)	14
Share-based compensation	188	176
Net changes in operating assets and liabilities	(833)	(1,015)
Cash flows from operating activities	2,422	2,527
Investing Activities
Purchases of investments, net of sales and maturities	460	(300)
Purchases of property, equipment and capitalized software, net	(716)	(479)
Cash paid for acquisitions, net	(523)	(284)
Other, net	(99)	45
Cash flows used for investing activities	(878)	(1,018)
Financing Activities
Acquisition of noncontrolling interest shares	—	(1,474)
Common stock repurchases	(1,937)	(1,334)
Customer funds administered	333	855
Dividends paid	(642)	(497)
Net change in commercial paper and long-term debt	(273)	(13)
Other, net	97	296
Cash flows used for financing activities	(2,422)	(2,167)
Effect of exchange rate changes on cash and cash equivalents	14	(94)
Decrease in cash and cash equivalents	(864)	(752)
Cash and cash equivalents, beginning of period	7,276	8,406
Cash and cash equivalents, end of period	$6,412	$7,654

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION (a)
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
UnitedHealthcare	$30,071	$28,305	$59,325	$56,555
Optum	11,714	9,124	22,884	17,807
Eliminations	(9,211)	(7,021)	(17,927)	(13,614)
Total consolidated revenues	$32,574	$30,408	$64,282	$60,748
Earnings from Operations
UnitedHealthcare	$1,824	$1,809	$3,228	$3,407
Optum (b)	728	592	1,378	1,133
Total consolidated earnings from operations	$2,552	$2,401	$4,606	$4,540
Operating Margin
UnitedHealthcare	6.1%	6.4%	5.4%	6.0%
Optum	6.2%	6.5%	6.0%	6.4%
Consolidated operating margin	7.8%	7.9%	7.2%	7.5%

Revenues
UnitedHealthcare Employer & Individual	$10,729	$11,134	$21,686	$22,194
UnitedHealthcare Medicare & Retirement	11,785	11,053	23,287	22,233
UnitedHealthcare Community & State	5,764	4,482	10,938	8,920
UnitedHealthcare International	1,793	1,636	3,414	3,208

OptumHealth	2,586	2,411	5,166	4,853
OptumInsight	1,243	1,181	2,490	2,334
OptumRx	8,000	5,647	15,458	10,843
Optum eliminations	(115)	(115)	(230)	(223)

(a)	On January 1, 2014, the Company realigned certain of its businesses and prior period segment financial information has been recast to conform to the 2014 presentation.

(b)
Earnings from operations for Optum for the three and six months ended June 30, 2014 included $224 and $435 for OptumHealth; $213 and $410 for OptumInsight; and $291 and $533 for OptumRx, respectively. Earnings from operations for Optum for the three and six months ended June 30, 2013 included $216 and $436 for OptumHealth; $230 and $438 for OptumInsight; and $146 and $259 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013	December 31, 2012
Commercial risk-based	7,610	7,840	8,185	8,130	9,340
Commercial fee-based	18,330	18,350	19,055	19,030	17,585
Commercial fee-based TRICARE	2,910	2,920	2,920	2,930	—
Total Commercial	28,850	29,110	30,160	30,090	26,925
Medicare Advantage	2,985	2,985	2,990	2,920	2,565
Medicaid	4,670	4,290	4,035	3,940	3,830
Medicare Supplement (Standardized)	3,665	3,625	3,455	3,365	3,180
Total Public and Senior	11,320	10,900	10,480	10,225	9,575
International	4,765	4,655	4,805	4,685	4,425
Total UnitedHealthcare - Medical	44,935	44,665	45,445	45,000	40,925
Supplemental Data
Medicare Part D stand-alone	5,150	5,145	4,950	4,800	4,225

Note:
UnitedHealth Group served 88.1 million individuals across all businesses at June 30, 2014, 87.4 million at March 31, 2014, 88.2 million at December 31, 2013, 89.2 million at June 30, 2013, and 83.7 million at December 31, 2012.